Exhibit 99.1

News From

Walgreen Co. Corporate Communications  ● 200 Wilmot Road ● Deerfield, Ill. 60015 ● (847) 315-2500

Media Contact: Investor Contact:	Tiffani Washington, 847-315-2925 Rick Hans, CFA, 847-315-2385 Lisa Meers, CFA, 847-315-2361

FOR IMMEDIATE RELEASE	http://news.walgreens.com

Walgreen Co. Reports 38.3 Percent Increase in Diluted Earnings Per Share to 65 Cents for the Third Quarter of Fiscal 2011

●	Third quarter sales increase 6.8 percent to a record $18.4 billion
●	Earnings Before Interest and Taxes (EBIT) increase 14.8 percent in the quarter
●	Cash flow from operations reaches $1.2 billion for the quarter
●	Company returns $535 million to shareholders in the third quarter through share repurchases and dividends

DEERFIELD, Ill., June 21, 2011 – Walgreen Co. (NYSE, NASDAQ: WAG) today announced record earnings and sales for the third quarter of fiscal year 2011.

Net earnings per diluted share for the quarter ended May 31 increased 38.3 percent to 65 cents, compared with 47 cents per diluted share in the year-ago quarter. This year’s results include the impact of 1 cent per diluted share in restructuring and restructuring-related costs associated with the company’s Rewiring for Growth initiative. Last year’s third quarter results included the negative impact of 4 cents per diluted share from the elimination of the tax benefit for the Medicare Part D subsidy for retiree benefits that was the result of the enactment of the Patient Protection and Affordable Care Act, 2 cents per diluted share from costs associated with the Duane Reade acquisition and 1 cent per diluted share in costs associated with Rewiring for Growth. Net earnings were $603 million, a 30.3 percent increase from $463 million in the same quarter a year ago.

During the third quarter, the company returned $535 million to shareholders through share repurchases and dividends.  Cash flow from operations for the quarter reached $1.2 billion, for a total of $3.3 billion year to date.

(more)

“We are pleased with our very solid performance in the third quarter as we were able to meet our financial goal of double-digit growth in earnings per share,” said Walgreens President and CEO Greg Wasson. “Our business strategies resulted in strong quarterly sales and increased cash flow. As fuel prices remain high, further stretching household budgets, we serve as a convenient destination for health and daily living.”

Net earnings for the first nine months of fiscal 2011 were $1.9 billion or $2.07 per diluted share, including impacts of 2 cents per diluted share in costs associated with Rewiring for Growth and 1 cent per diluted share in Duane Reade integration costs. Net earnings per diluted share for the year to date represent a 26.2 percent increase from last year’s $1.64 per diluted share, which included 6 cents per diluted share in restructuring costs, 4 cents per diluted share for the Medicare Part D tax subsidy repeal and 2 cents per diluted share in Duane Reade acquisition costs.

FINANCIAL HIGHLIGHTS

Sales

Third quarter sales increased 6.8 percent from the prior-year quarter to a record $18.4 billion. Total sales in comparable stores (those open more than a year) increased 4.1 percent in the quarter, while front-end comparable drugstore sales increased 3.9 percent in the quarter.

Prescription sales, which accounted for 65.1 percent of sales in the quarter, climbed 6.4 percent, while prescription sales in comparable stores increased 4.1 percent. The company filled 210 million prescriptions, an increase of 5.8 percent over last year’s third quarter. Prescriptions filled in comparable stores increased 4.6 percent in the quarter. The company exceeded by 3.5 percentage points the prescription growth rate of the rest of the industry during the same period as reported by IMS Health. For the third quarter, Walgreens increased its retail prescription market share to 20.1 percent.

“Our comparable store sales this quarter demonstrated our business was resilient in an ongoing tough economy,” said Wasson.  “We saw healthy increases across our consumables, cough/cold, pain/sleep, personal care and beauty categories, along with continued strength in our private brand products as we delivered the combination of assortment, accessibility and value relevant to our customers.”

Customer traffic in comparable stores increased 1.7 percent for the third quarter, while basket size increased 2.2 percent.

(more)

Gross Profit

Gross profit margins increased 0.5 percentage point versus the year-ago quarter to 28.1 as a percentage to sales. Helping overall margins was the positive impact of generic drug sales and higher front end margins.  These increases were partially offset by continued pharmacy reimbursement pressures and an increased LIFO provision of $50 million in this year’s quarter versus $18 million last year. Total gross profit dollars increased $405 million, or 8.5 percent, in the quarter, of which 1.5 percentage points was attributable to Duane Reade.

SG&A

Selling, general and administrative expenses in the third quarter grew $283 million, or 7.2 percent, over the year-ago period. Duane Reade costs accounted for 0.9 percentage point of the increase, while new store openings resulted in 1.5 percentage points of the growth. All other expenses, including comparable store and headquarter expense, accounted for 4.9 percentage points of the increase. Lower Rewiring for Growth expenses decreased the percentage change by 0.1 percentage point.

Operating margin as a percentage to sales increased to 5.2 percent in this year’s third quarter compared with 4.8 percent a year ago.

Walgreens opened or acquired 41 new drugstores (a net gain of 25 after relocations and closings) in the third quarter compared with 361, including 258 Duane Reade drugstores (or a net gain of 342) in the year-ago quarter. Walgreens expects organic store growth of between 2.5 and 3 percent in fiscal 2011.

ADDITIONAL HIGHLIGHTS

Improving Outcomes Through Coordinated Care

During the quarter, Walgreens developed collaborative relationships with a number of hospitals and health systems aimed at improving patient care and providing greater access to important health care services while lowering costs.

In May, Walgreens announced a wide-ranging agreement with Johns Hopkins Medicine (JHM) designed to promote collaboration on population-based research and to jointly review and develop protocols to improve outcomes of patients with chronic diseases. In addition, JHM and Walgreens will together explore the development of new models for improving care for individuals.

(more)

      Walgreens has also launched a program with Northwestern Memorial Physicians Group (NMPG) of Chicago designed to improve patient outcomes and enhance physician decision-making. The program, implemented for Walgreens and Northwestern Memorial employees who have NMPG as their primary care provider, focuses on those with hypertension, diabetes, asthma and hyperlipidemia. Patients with these high-cost chronic diseases will receive point-of-care counseling as part of the integrated services offered. Information from these interactions will be provided to each patient’s primary care physician, giving physicians access to important clinical information from Walgreens.

Take Care Health Systems, a wholly-owned subsidiary of Walgreens, has developed relationships with Ochsner Health System in New Orleans and Memorial in Health Jacksonville, Fla., through which physician practices will provide information on Take Care Clinics when their locations are closed or they are unable to schedule an appointment within a patient’s desired timeframe.

These coordinated care agreements further demonstrate the integral role Walgreens pharmacists, nurse practitioners and other health care service professionals can play in the future of health care delivery.

Other Company Activity

In other recent news, Walgreens completed its acquisition of drugstore.com, inc. on June 3, bringing it access to more than 3 million online customers and adding approximately 60,000 products to its online offering.  The company also completed the sale of its pharmacy benefits manager, Walgreens Health Initiatives, Inc., to Catalyst Health Solutions, Inc. on June 13.

Also today, Walgreens announced that contract renewal negotiations with pharmacy benefit manager Express Scripts, Inc. have been unsuccessful, and as a result the company is planning not to be part of Express Scripts’ pharmacy provider network as of Jan. 1, 2012. Beginning next year, Express Scripts’ network would no longer include Walgreens 7,700 pharmacies nationwide, including Walgreens more than 250 Duane Reade pharmacies in the New York City area. More details can be found in Walgreens press release issued today regarding its Express Scripts contract renewal negotiations at http://news.walgreens.com.

 (more)

As of May 31, Walgreens operated 8,171 locations in all 50 states, the District of Columbia, Puerto Rico and Guam. The company has 7,715 drugstores nationally, including 131 medical facility pharmacies. Walgreens also operates worksite health and wellness centers, home care facilities and specialty and mail service pharmacies. Its Take Care Health Systems subsidiary manages more than 700 in-store convenient care clinics and worksite health and wellness centers.

Walgreens will hold a one-hour conference call to discuss the third quarter and first nine months results beginning at 8:30 a.m. Eastern time today, June 21. The conference call will be simulcast through Walgreens investor relations website at: http://investor.walgreens.com.  A replay of the conference call will be archived on the website for 12 months after the call. A podcast also will be available on the investor relations website.

The replay also will be available from 11:30 a.m. Eastern time, June 21, through June 28, by calling 888-203-1112 within the U.S. and Canada, or 719-457-0820 outside the U.S. and Canada, using replay code 4515152.

Cautionary Note regarding Forward-Looking Statements:  Statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "expect," “likely”, "outlook," "would," "could," "should," “will,” "project," "intend," "plan," "continue," "sustain," "on track," "believe," "seek," "estimate," "anticipate," "may," "assume," variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, the failure to obtain new contracts or extensions of existing contracts, changes in vendor, payer and customer relationships and terms, competition, changes in economic and business conditions, risks associated with new business initiatives and activities, the availability and cost of real estate and construction, risks associated with acquisitions and divestitures, the ability to realize anticipated results from capital expenditures and cost reduction initiatives, outcomes of legal and regulatory matters, and changes in legislation or regulations.  These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, each of which is incorporated herein by reference and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, Walgreens undertakes no obligation to update publicly any forward-looking statement after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

 (more)

WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(UNAUDITED)
(In Millions, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2011	2010	2011	2010

Net sales	$18,371	$17,199	$54,217	$50,550

Cost of sales (1)	13,217	12,450	38,794	36,366
Gross Profit	5,154	4,749	15,423	14,184
Selling, general and administrative expenses	4,203	3,920	12,324	11,474
Operating Income	951	829	3,099	2,710

Interest expense, net	18	24	56	67

Earnings Before Income Tax Provision	933	805	3,043	2,643
Income tax provision	330	342	1,121	1,022
Net Earnings	$603	$463	$1,922	$1,621
Net earnings per common share:
Basic	$.66	$.47	$2.08	$1.65
Diluted	$.65	$.47	$2.07	$1.64

Dividends declared	$.1750	$.1375	$.5250	$.4125

Average shares outstanding	911.3	976.4	922.2	984.5
Dilutive effect of stock options	10.9	5.6	6.8	6.1
Average Shares Outstanding Assuming Dilution	922.2	982.0	929.0	990.6

	Percent of Sales		Percent of Sales

Net sales	100.0%	100.0%	100.0%	100.0%

Cost of Sales	71.9	72.4	71.6	71.9
Gross Margin	28.1	27.6	28.4	28.1
Selling, general and administrative expenses	22.9	22.8	22.7	22.7

Interest expense, net	0.1	0.1	0.1	0.2

Earnings Before Income Tax Provision	5.1	4.7	5.6	5.2
Income tax provision	1.8	2.0	2.1	2.0
Net Earnings	3.3%	2.7%	3.5%	3.2%

(1)	Fiscal 2011 third quarter includes a LIFO provision of $50 million versus $18 million in the previous year.
Fiscal 2011 nine months includes a LIFO provision of $148 million versus $79 million in the previous year.

(more)

WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED AND SUBJECT TO RECLASSIFICATION)
(In Millions)

	May 31,	May 31,
	2011	2010
Assets
Current Assets:
Cash and cash equivalents	$2,652	$1,712
Short-term investments	-	600
Accounts receivable, net	2,598	2,729
Inventories	7,552	7,110
Other current assets	203	185
Total Current Assets	13,005	12,336
Non-Current Assets:
Property and Equipment, at cost, less accumulated depreciation and amortization	11,130	11,154
Goodwill	1,898	1,894
Other non-current assets	1,283	1,323
Total Non-Current Assets	14,311	14,371
Total Assets	$27,316	$26,707
Liabilities and Shareholders' Equity
Current Liabilities:
Short-term borrowings	$11	$9
Trade accounts payable	5,015	4,584
Accrued expenses and other liabilities	2,809	2,531
Income taxes	83	217
Total Current Liabilities	7,918	7,341

Non-Current Liabilities:
Long-term debt	2,384	2,359
Deferred income taxes	419	268
Other non-current liabilities	1,872	1,627
Total Non-Current Liabilities	4,675	4,254
Shareholders' Equity	14,723	15,112
Total Liabilities and Shareholders' Equity	$27,316	$26,707

(more)

WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED AND SUBJECT TO RECLASSIFICATION)
(In Millions)

	Nine Months Ended May 31,
	2011	2010

Cash flows from operating activities:
Net earnings	$1,922	$1,621
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation and amortization	798	768
Deferred income taxes	136	(19)
Stock compensation expense	67	64
Income tax savings from employee stock plans	5	6
Other	34	28
Changes in operating assets and liabilities -
Accounts receivable, net	(114)	(139)
Inventories	(151)	(37)
Other assets	(8)	41
Trade accounts payable	430	163
Accrued expenses and other liabilities	51	64
Income taxes	(29)	139
Other non-current liabilities	140	120
Net cash provided by operating activities	3,281	2,819

Cash flows from investing activities:
Purchases of short-term investments – held to maturity	-	(2,400)
Proceeds from short-term investments – held to maturity	-	2,300
Additions to property and equipment	(699)	(786)
Proceeds from sale of assets	54	29
Business and intangible asset acquisitions, net of cash received	(182)	(764)
Other	(17)	(31)
Net cash used for investing activities	(844)	(1,652)

Cash flows from financing activities:
Payments of debt	-	(576)
Stock purchases	(1,393)	(754)
Proceeds related to employee stock plans	203	206
Cash dividends paid	(488)	(407)
Other	13	(11)
Net cash used for financing activities	(1,665)	(1,542)

Changes in cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	772	(375)
Cash and cash equivalents at beginning of year	1,880	2,087
Cash and cash equivalents at May 31	$2,652	$1,712

#####